UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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IVAX Diagnostics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IVAX Diagnostics, Inc.
2140 North Miami Avenue
Miami, Florida 33127

May 9, 2011

Dear Stockholder:

We are writing to again remind you of the importance of voting your shares of our Common Stock on the proposals to be considered at our upcoming 2011 Annual Meeting of Stockholders to be held on May 20, 2011. The Annual Meeting is now only days away and, according to our latest records, we have not yet received your vote.

We previously mailed to you proxy materials, including a Notice of Meeting, Proxy Statement and Proxy Card, for the Annual Meeting containing detailed descriptions of the proposals to be considered at the Annual Meeting. Please refer to the proxy materials for additional information.

We are asking that you vote “FOR” all of the proposals to be considered at the Annual Meeting, as recommended by our Board of Directors.

Your failure to vote will have the same effect as a vote cast “AGAINST” three of the proposals to be considered at the Annual Meeting.

We urge you to please complete, sign and return the enclosed Proxy Card (or follow the telephone and Internet voting instructions on your Proxy Card) today. If you hold your shares through a broker, bank or other nominee, then it is important that you promptly give voting instructions to your broker, bank or other nominee by following the voting instructions that you received from your broker, bank or other nominee. Your vote is important regardless of how many shares you own.

If you have recently mailed your Proxy Card (or voted by telephone or Internet) or provided voting instructions to your broker, bank or other nominee, then please accept our sincere appreciation and disregard this request.

If you have any questions or need assistance voting your shares, please call Georgeson Inc., our proxy solicitor for the Annual Meeting, toll-free at 1-866-297-1410.

We appreciate your time and consideration and your continued support of our Company.

Sincerely,

Kevin D. Clark,
President, Chief Executive Officer
and Chief Operating Officer